Exhibit 10.3

Execution Version

PURCHASE AGREEMENT

This Purchase Agreement (as may be amended in accordance with the terms hereof, this “Agreement”), dated as of August 22, 2024, is made and entered into by and among 3 Boys Farm LLC, a Florida limited liability company (“Buyer”), Cresco U.S. Corp, an Illinois corporation (“Buyer Parent”), Columbia Care Florida LLC, a Florida limited liability company (“Seller”), and Columbia Care LLC, a Delaware limited liability company (“Seller Parent”). Defined terms used herein and not otherwise defined have the meanings ascribed to such terms on Annex A attached hereto.

WHEREAS, at the Closing, Seller desires to sell, transfer and deliver to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets, free and clear of all Encumbrances and otherwise on and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce Buyer to enter into this Agreement, Seller is willing to be bound by certain restrictive covenants as and to the extent set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein made, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	PURCHASE AND SALE.

1.1. Closing; Purchase and Sale.

1.1.1. The closing of the Contemplated Transactions (the “Closing”) will take place electronically by the mutual exchange of DocuSign or other electronic signatures on the third (3rd) Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (“Closing Date”).

1.1.2. At the Closing, on and subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, for the Purchase Price.

1.2. Purchased Assets. The assets being transferred from Seller to Buyer hereunder consist of all of Seller’s right, title and interest to the properties and assets listed on Schedule A to the extent related to the Lakeland Facility (collectively, the “Purchased Assets”).

1.3. Assumption of Liabilities. Buyer, as of the Closing, hereby assumes obligations of Seller (i) to pay for goods, services, and other non-cash benefits that another party furnishes to Buyer after the Closing under the Assigned Contracts (but in each case excluding any obligations that arise or result from either a breach that occurred prior to Closing or the consummation of the Contemplated Transactions), (ii) all Liabilities accruing on or after the Closing related to the Purchased Assets, including the Lakeland Facility Lease, and (iii) all Liabilities accruing on or after the Closing related to the operation of the Lakeland Facility on or after the Closing (the “Assumed Liabilities”); provided, however, that, notwithstanding the above or anything else herein to the contrary, the Assumed Liabilities shall not include any Retained Liabilities.

1.4. Excluded Assets and Retained Liabilities. Notwithstanding any other provision of this Agreement, Seller shall not sell, transfer or deliver to Buyer any of its right, title to or interest in or to any properties, assets and rights of Seller other than the Purchased Assets (collectively, the “Excluded Assets”), which for the avoidance of doubt, include the Excluded Assets listed on Schedule A. Seller shall retain all right, title and interest in and to the Excluded Assets, and Buyer is not assuming, and shall not have any Liability with respect to, and shall not be deemed to have assumed or agreed to pay, and Seller shall retain, all Liabilities and obligations of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”). Seller agrees to pay, satisfy and discharge all Retained Liabilities when due. Retained Liabilities shall include, without limitation, the following:

1.4.1. any Liabilities of Seller or any of its Affiliates for (a) all Taxes of Seller (including pursuant to any bulk transfer, transfer, transferee or successor provision of Law, or by operation of contract), (b) all Taxes with respect to the Purchased Assets or the Assumed Liabilities with respect to all Tax periods (or portions thereof) ending on or prior to the Closing Date, (c) all Taxes relating to the Excluded Assets or any other Retained Liability, in each case, for any period, (d) all Taxes of any Person imposed on Buyer or any of Buyer’s Affiliates as a transferee of or successor to the Purchased Assets, by contract or pursuant to any Law that relate to an event or transaction occurring before the Closing Date;

1.4.2. any Liabilities of Seller or any of its Affiliates arising pursuant to or in connection with this Agreement or any of the Contemplated Transactions (including in respect of any fees, commissions or other amounts to any broker, finder, employee or agent with respect to the Contemplated Transactions), and any and all other Liabilities of Seller or any of its Affiliates arising out of or relating to periods prior to the Closing;

1.4.3. any Liabilities relating to or arising out of or in connection with Seller’s or any of its Affiliates’ accounts payable or accrued expenses (other than related to the Purchased Assets after the Closing Date);

1.4.4. any Liabilities relating to, arising out of or in connection with any obligation to pay salary, commissions or any other amounts payable to any former or current employee, agent or independent contractor of Seller or any of its Affiliates relating to periods on or prior to the Closing or as a result of the Contemplated Transactions;

1.4.5. any Liabilities relating to, arising out of or in connection with, any Employee Plan maintained or contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates or any ERISA Affiliate has any liability, payroll, vacation, sick leave, workers’ compensation or unemployment benefits of any kind, as well as any Liabilities related to the inadequacy or failure to have or maintain any Employee Plan;

1.4.6. any Liabilities relating to, arising out of or in connection with any Action arising before Closing, or that relates to or arises from any act, omission or circumstance that occurred or existed prior to Closing;

1.4.7. any Liabilities relating to, arising out of or incurred in connection with any of the Excluded Assets;

1.4.8. any Liabilities relating to, arising out of or in connection with any violation of Law prior to the Closing by Seller or any of its Affiliates, or that relates to or arises from any act, omission or circumstance that occurred or existed prior to Closing;

1.4.9. any Liabilities relating to, arising out of or resulting from any breach of any contract or any violation of any Law or Permit by Seller or any of its Affiliates;

1.4.10. any fines or penalties issued by a Governmental Authority with respect to or that relate to operation of the Business on or prior to the Closing;

1.4.11. any Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

1.4.12. all Liabilities relating to, arising out of or in connection with Seller’s indebtedness and Seller Transaction Expenses; and

1.4.13. any and all other Liabilities relating to, arising out of or in connection with to the operation of the Business prior to the Closing.

1.4.14. No Expansion of Third-Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third-party beneficiary rights.

1.5. Purchase Price. The aggregate consideration for the Purchased Assets will equal $11,400,000 (the “Purchase Price”). At the Closing, Buyer will pay to Seller an amount in cash equal to the Purchase Price, minus (a) the Deposit, minus (b) the Seller Transaction Expenses paid at Closing, minus (c) the Lease Amendment Costs, and minus (d) the Opening Variance Payment (the “Closing Cash Purchase Price”). The Closing Cash Purchase Price to be paid by Buyer to Seller at the Closing will be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing prior to the Closing Date. At the Closing, Buyer will pay and/or settle on behalf of Seller, the estimated Seller Transaction Expenses by wire transfer of immediately available funds to the accounts designated in the applicable invoices or payoff letters delivered by Seller to Buyer prior to the Closing Date, as applicable. Further, at the Closing, the parties will deliver joint written instructions in accordance with the Deposit Escrow Agreement to the Deposit Escrow Agent to release the Deposit to Seller.

1.6. Opening Variance Payment. Solely if Buyer obtains OMMU approval of the Opening Variance within one year following Buyer’s submission to the OMMU requesting the Opening Variance, then, within ten (10) Business Days of obtaining such Opening Variance, Buyer will pay Seller Parent $3,925,000 (the “Opening Variance Payment”) by wire transfer of immediately available funds to the account(s) designated by Seller Parent in writing.

1.7. Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall, after prior written notice to Seller, be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of state, local or foreign Tax Laws. To the extent such amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.8. Purchase Price Reconciliation. It is the intention of the parties hereto that Seller shall operate the Purchased Assets for its own account until 11:59 p.m. on the date prior to the Closing Date, and that Buyer shall operate the Purchased Assets for its own account from and after 12:00 a.m. on the Closing Date (the “Effective Time”). Accordingly the operating expenses (solely to the extent relating to the Assumed Liabilities and excluding Taxes and any items of expense that are Retained Liabilities) relating to the Purchased Assets shall be pro-rated as of the Effective Time, with the Seller liable for such amounts to the extent related to any time-period prior to the Effective Time and Buyer liable for such amounts to the extent related to periods from and after the Effective Time. The net amount of all such prorations shall be settled and paid on the Closing Date (to the extent able to be calculated as of the Closing Date) or as soon thereafter as reasonably possible. Buyer shall prepare and deliver to Seller, on or before the date that is forty five (45) days from the Closing Date, a reconciliation statement detailing the prorations described in this sentence, and Buyer shall pay to Seller, or the Seller shall pay to Buyer, the net amounts due such party within ten (10) days following receipt of such reconciliation statement unless Seller objects in writing to such statement, in which case the parties shall promptly meet and endeavor in good faith to resolve such dispute as expeditiously as possible.

2.	REPRESENTATIONS AND WARRANTIES REGARDING SELLER.

In order to induce Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer that the statements contained in this Article 2 are correct and complete as of the date of this Agreement, subject to the disclosures set forth in the Disclosure Schedule. Each individual section in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”) which identifies a section or subsection of this Article 2 contains exceptions to such identified section or subsection contained in this Article 2. Each section of the Disclosure Schedule will be deemed to incorporate by reference information disclosed in another section of the Disclosure Schedule to the extent that the relevance of such disclosure to any such other section is reasonably apparent on its face to be applicable.

2.1. Organization; Authorization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly qualified to do business and in good standing in each other jurisdiction where such qualification is required. Seller has all organizational power and authority required to own, license or use the Purchased Assets and to conduct its operations, to the extent related to the Business, as now owned, licensed or used and being conducted. Seller has delivered to Buyer complete copies of the organizational documents of Seller and the minute books of Seller which contain records of all meetings of, and other corporate actions taken by, its shareholders or board of directors (and any committees thereof) to the extent relating to the Business or the Lakeland Facility. The execution, delivery and performance by Seller of this Agreement and the consummation of the Contemplated Transactions are or will be within the power and authority of Seller and have been or will have been duly authorized by all necessary action on the part of Seller. This Agreement and any other Ancillary Agreement to which Seller is a party has been or will be duly and validly authorized, executed and delivered by Seller and is or will be a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller has the full power and authority necessary to own, lease, operate and use the Purchased Assets.

2.2. Noncontravention. Except as disclosed on Schedule 2.2, with respect to Seller and the Purchased Assets and the Business, the consummation of the Contemplated Transactions will not: (a) violate any Law applicable to Seller, the Purchased Assets or the Business require any action by (including any authorization, filing, declaration, consent or approval), notice to, or filing with, any Governmental Authority in connection with the valid and lawful consummation of the Contemplated Transactions; (b) result in the modification, acceleration, termination, breach or violation of, or default under, any contractual obligation or Permit or other arrangement of any of Seller or the Purchased Assets; (c) require any action by (including any authorization, filing, declaration, consent or approval) or in respect of (including notice

to), any Person under any contractual obligation of or Permit or other arrangement for any of Seller or the Purchased Assets or the Business; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any of the Purchased Assets; or (e) result in a breach or violation of, or default under, the organizational documents of Seller.

2.3. Capitalization. All of the authorized Capital Stock of Seller is set forth on Schedule 2.3. All such Capital Stock has been duly authorized, validly issued, and is fully paid and non-assessable. Seller has not violated any preemptive or similar rights of any Person in connection with the issuance or redemption of any of its Capital Stock.

2.4. Absence of Certain Developments. From January 1, 2024 to the date of this Agreement, the Business has been conducted only in the Ordinary Course and no material adverse effect has occurred. Without limiting the generality of the foregoing, except for the matters disclosed on Schedule 2.4, Seller has not suffered or incurred any material loss, destruction or damage to the Purchased Assets.

2.5. Purchased Assets; Real Property.

2.5.1. Seller has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of the properties, rights and assets, whether real or personal property and whether tangible or intangible, that are included in the Purchased Assets. The Purchased Assets comprise all of the assets, properties and rights used in or necessary to the conduct of the Business and are adequate and sufficient to conduct the Business as currently conducted. The Purchased Assets are in good operating condition and repair, normal wear and tear excepted, are suitable for the uses intended therefor, and to Seller’s Knowledge free from any latent defects, to allow Buyer, subject to obtaining the Opening Variance, to begin cultivating cannabis following the Closing at standards similar to Seller’s operation of the Business during the three months prior to the date of this Agreement, and such Purchased Assets have been maintained in accordance with normal industry practice in all material respects. Except as disclosed on Schedule 2.5.1, none of the Purchased Assets are subject to any Encumbrance other than any Permitted Encumbrance, provided that the real property that comprises the Lakeland Facility Lease is subject to all zoning laws, rights of way, easements and encumbrances of record, which are not violated and which do not adversely affect the Business. Schedule 2.5.1 sets forth a true, correct and complete list of Debt, including the dollar amounts and the parties any Debt is owed to.

2.5.2. Seller does not own, nor has Seller ever owned, any real property. Schedule 2.5.2 sets forth a true, correct and complete list of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, Seller used in the Business (the “Real Property”). With respect to Real Property, the only lease, sublease, license or other contractual obligation under which such Real Property is occupied or used is the Lakeland Facility Lease. Except as set forth in Schedule 2.5.2, there are no subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any Person (other than Seller) the right of use or occupancy of the Real Property and there is no Person (other than Seller) in possession of the Real Property. The Real Property and its current use, occupancy and operation by Seller does not violate or conflict with any applicable Encumbrances thereto. The Real Property is used in a manner which is consistent and permitted by applicable zoning ordinances and other laws or regulations, is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business, is in good condition and repair, ordinary wear and tear excepted and no work or improvements to bring it into compliance with any applicable law or regulation. To Seller’s Knowledge, the Business has been operated in such a manner, and the Real Property is in sufficient good condition, such that neither the operation of the Business nor the condition of the Real Property will adversely impact Seller’s ability to obtain the Cessation Variance of the Lakeland Facility Lease or Buyer’s ability to obtain the Opening Variance.

2.5.3. With respect to the Lakeland Facility Lease, (i) Seller is not in default thereunder, and no event has occurred which with the giving of notice or passage of time, or both, would constitute a breach or default thereunder by Seller, and to Seller’s Knowledge, any other party thereto, (ii) Seller enjoys quiet and undisturbed possession of the Real Property and the Lakeland Facility subject to the terms and conditions of the Lakeland Facility Lease, and Seller is not currently in dispute with any other party thereto, (iii) no security deposit or portion thereof deposited with respect to the Lakeland Facility Lease has been applied in respect of a breach or default thereunder which has not been redeposited in full, (iv) Seller does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Lakeland Facility Lease, (v) Seller has not subleased, licensed or otherwise granted any other Person the right to use or occupy the Real Property or the Lakeland Facility or any portion thereof and there are no Persons other than Seller in possession of the Real Property or the Lakeland Facility, and (vi) except as set forth in Schedule 2.5.3, Seller has not collaterally assigned or granted any security interest in, or taking any action that has created an Encumbrance with respect to, the Lakeland Facility Lease or any interest therein.

2.5.4. None of the utility companies serving the Lakeland Facility Lease or the Real Property has, to Seller’s Knowledge, threatened Seller with any reduction in service. To Seller’s Knowledge, the utilities provided by such utility companies to the Lakeland Facility Lease and the Real Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements which, following the Closing, will inure to the benefit of Buyer. All of said utilities are installed and operating and all installation and connection charges have been paid in full. The continued maintenance of the Real Property, as currently maintained and operated, is not dependent on facilities at other property. To Seller’s Knowledge, there are no challenges or appeals pending regarding the amount of real estate Taxes on, or the assessed valuation of, the Real Property or otherwise relating to the Lakeland Facility Lease, and, to Seller’s Knowledge, no special arrangements or agreements exist with any Governmental Authority thereto. There is no Tax assessment (other than the normal, annual general real estate Tax assessment) pending or, to Seller’s Knowledge, threatened with respect to any portion of the Real Property or otherwise relating to the Lakeland Facility Lease. There are neither actual or pending, nor, to Seller’s Knowledge, any threatened or contemplated, condemnation or eminent domain proceedings that affect any Real Property or the Lakeland Facility Lease and Seller has not received any written notice from any Governmental Authority of the intention of any Governmental Authority to take or use all or any part thereof.

2.5.5. (i) Seller enjoys peaceful and quiet possession of the Lakeland Facility Lease and the Real Property; (ii) all facilities on the Real Property and used in the Lakeland Facility Lease have received all approvals of Governmental Authorities (including licenses and Permits, all of which have been fully paid for and are in full force and effect) required in connection with the operation thereof and have been operating and maintained in accordance with applicable Laws, and Seller has not received from any Governmental Authority written notice of a violation of any law related to the Real Property that remains unresolved; and (iii) all improvements making up such Real Property and the Lakeland Facility Lease, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems and the rest of the facilities, are in reasonable, working condition, ordinary wear and tear excepted, are reasonably sufficient for the operation of such Real Property and the Lakeland Facility Lease for their current use, and to Seller’s Knowledge, there are no material structural or other physical defects or deficiencies in the condition of such improvements and, to Seller’s Knowledge, there are no facts or conditions that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such improvements or any portion thereof in the operation of the Business as currently conducted on the Real Property or with respect to the Lakeland Facility Lease.

2.6. Legal Compliance; Permits.

2.6.1. Seller, its officers, directors, and managers, and to Seller’s Knowledge, its other Service Providers, in each case in the course of their respective duties for Seller, (i) have at all times complied and are in compliance with all applicable Laws in all material respects, including the applicable Florida Cannabis Laws, and no proceeding has been filed or commenced or, to Seller’s Knowledge, threatened, alleging any failure so to comply, and (ii) has not received from any Governmental Authority any notice alleging any non-compliance of the foregoing other than immaterial violations that have been resolved prior to the date hereof. Seller has, or has had on its behalf, filed, declared, obtained, maintained or submitted all material reports, documents, notices, applications, records, claims, submissions and supplements or amendments as required by the applicable Florida Cannabis Laws with respect to the Permits, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were timely made and complete and correct in all material respects on the date they were filed (or have been corrected or supplemented by a subsequent submission).

2.6.2. Schedule 2.6.2 sets forth a correct and complete list all Permits held by Seller or used in the Business. Each Permit issued or given to Seller is in good standing and in full force and effect in accordance with its terms. Seller has obtained all Permits that are required for Seller to conduct the Business as currently conducted as of the date hereof and as of the Closing. Seller is operating, and at all times during which Seller has operated since September 2019, has operated, in compliance in all material respects with each such issued Permit. Seller has timely submitted all material renewal applications, reports, forms, registrations, and documents required to be filed, and has paid all fees and assessments, in connection with such Permits. Seller has not received from any Governmental Authority any notice alleging a failure to hold any such Permits. No proceeding is pending or, to Seller’s Knowledge, threatened to revoke, suspend, not renew or limit any Permit, and to Seller’s Knowledge, there is no set of facts presently existing that would be reasonably likely to cause any such Permit to not be renewable upon its expiration.

2.6.3. Seller has taken reasonable and prudent actions at the Lakeland Facility to prevent (i) the distribution of Cannabis to minors; (ii) revenue from the sale of Cannabis to go to criminal enterprises, gangs and cartels; (iii) the diversion of Cannabis from states where it is legal under state Law in some form to other states; (iv) state-authorized Cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (v) violence and the use of firearms in the cultivation and distribution of Cannabis; (vi) drugged driving and the exacerbation of other adverse public health consequences associated with Cannabis use; (vii) the growing of Cannabis on public lands and the attendant public safety and environmental dangers posed by Cannabis production on public lands; and (viii) Cannabis possession or use on United States federal property.

2.7. Employee Matters.

2.7.1. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when taken together with any other event) will: (i) entitle any Person to any payment (including severance pay, retention, sale bonus or other Compensation), forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Seller Plan or other contractual obligation, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Seller Plan or other contractual obligation, (iii) trigger any obligation to fund any Seller Plan or (iv) limit or restrict the right to modify, amend or terminate any Seller Plan on or following the Closing Date.

2.7.2. There are no labor-related arbitrations, grievances, slowdowns, lockouts, picketing or strikes pending, or to Seller’s Knowledge, threatened against Seller, and there have been no such activities at any time during the past five (5) years. Except as disclosed on Schedule 2.7.2, (i) no employee of Seller is represented by a labor union, (ii) Seller is not a party to, or otherwise subject to, any collective bargaining or similar agreement, (iii) no petition has been filed or proceedings instituted by or on behalf of any employee(s) of Seller with any Governmental Authority seeking recognition of a bargaining representative and there are no pending or, threatened unfair labor practice charges before the National Labor Relations Board or any analogous Governmental Authority and (iv) to the Seller’s Knowledge, there is no organizational effort being made or threatened by, or on behalf of, any labor union to organize employees of Seller and no demand for recognition of employees of Seller has been made by, or on behalf of, any labor union. Seller has not taken any action with respect to current or former employees of Seller that would constitute a “Plant Closing” or “Mass Layoff” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988 or any similar Law. Seller is in material compliance with its employee and human resources personnel policies, handbooks and manuals.

2.7.3. There are no pending or, to Seller’s Knowledge, threatened, charges against the Seller or any Seller employees or independent contractors before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and Seller has not received any written communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an audit or investigation of Seller and, to Seller’s Knowledge, no such audit or investigation is in progress.

2.7.4. Seller has not committed any unfair labor practice. Seller has paid in full to all of its employees and independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Persons.

2.7.5. (i) Seller is, and in the last three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor, employment, human rights, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration, meal and rest breaks, and wages and hours; (ii) Seller is not delinquent in any payments to any Seller employees or independent contractors for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Seller employees or independent contractors; (iii) there are no, and within the last three (3) years there have been no complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, wage and hour violations, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending against Seller in any judicial, regulatory or administrative forum; (iv) none of the employment policies or practices of Seller are currently being audited or investigated, or to Seller’s Knowledge, subject to imminent audit or investigation by any Governmental Authority; (v) Seller is not, nor within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) Seller is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

2.8. Environmental Matters. Except as set forth in Schedule 2.8, solely with respect to the Lakeland Facility, (a) Seller is and has been, in material compliance with all Environmental Laws; (b) to Seller’s Knowledge, there has been no release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material, substance or waste, the release of which is regulated by a Governmental Authority (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Seller; (c) to Seller’s Knowledge, there have been no Hazardous Substances generated by Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the U.S.; (d) to Seller’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource

Conservation and Recovery Act stored on, any site owned or operated by Seller, except for the storage of hazardous waste in compliance with Environmental Laws; (e) Seller has not entered into any agreement pursuant to which it has any obligation to indemnify any third party against any Liabilities arising under Environmental Laws; (f) to Seller’s Knowledge, Seller is not subject to any pending or threatened enforcement Actions related to matters arising under any Environmental Law nor has any continuing obligations pursuant to any consent decrees or other agreements resolving any such Actions; and (g) Seller has made available to Buyer complete copies of all material environmental records, notifications, Permits, pending Permit applications, engineering studies, and environmental assessments in Seller’s possession, in each case as amended and in effect.

2.9. Contracts. Schedule 2.9 lists all material contracts in effect for the operation of the Business. Each Assigned Contract is enforceable against each party thereto and is in full force and effect, and, subject to obtaining any necessary consents required to be disclosed on Schedule 2.2 (Noncontravention), will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. Neither Seller nor, to Seller’s Knowledge, any other party to any Assigned Contract, have been or is currently in breach of, or default under, or has repudiated any provision of, any Assigned Contract nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a default under any Assigned Contract. Seller has delivered to Buyer complete copies of each written Assigned Contract as amended or otherwise modified and in effect.

2.10. Affiliate Transactions. Except as disclosed on Schedule 2.10, none of Seller nor any officer, director, manager, employee, shareholder, member or Affiliate of Seller, or, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons owns any beneficial interest in, is a consultant, competitor, creditor, debtor, customer, distributor, service provider, supplier or vendor of, or is a party to any contractual obligation with, Seller or has any interest in any of the Purchased Assets or the Business.

2.11. Litigation. Except as set forth on Schedule 2.11, during the past five years there have been no Actions (a) pending, or, to Seller’s Knowledge, threatened against or affecting, or pending or threatened by, Seller, or (b) pending, or, to Seller’s Knowledge, threatened against or affecting, Seller’s officers, directors or employees with respect to the Business, and to Seller’s Knowledge there are no facts making the commencement of any Action described in the foregoing clauses (a) or (b) reasonably likely. Seller (i) is not the subject of any judgment, decree, injunction or Government Order or (ii) do not plan to initiate any Action. Seller is fully insured (subject to applicable retentions) with respect to the matters required to be set forth on Schedule 2.11.

2.12. Insurance. Schedule 2.12 sets forth a list and policy description of all policies of fire, general liability, premises liability, professional liability, business interruption, and all other forms of insurance and/or fidelity bonds held by the Seller for use in the Business as of the date hereof (collectively the “Policies”). The Policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. The Seller is not aware of any state of facts, or of the occurrence of any event which might reasonably form the basis for any claim against the Seller not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission. To the Seller’s Knowledge, there has been no threatened termination or non-renewal of, or material change or restriction to any such Policies.

2.13. No Brokers. Except as set forth on Schedule 2.13, Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which Buyer could be liable.

2.14. Taxes. Seller has duly and timely filed with the appropriate taxing authorities all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All amount of Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid in full. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax with respect to the Purchased Assets. There are no Encumbrances for Taxes (other than other than Taxes not yet due and payable) on any Purchased Assets. No audit or other proceeding by any governmental authority is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from Seller or any Tax Return filed or required to be filed by, relating to or including Seller, the Business or the Purchased Assets. All Taxes that are required to be withheld or collected by Seller with respect to the Business or the Purchased Assets, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of Seller, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. Seller is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement pertaining to the Business or the Purchased Assets that may require a payment to any Person after the Closing.

2.15. Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. Buyer has been provided full and complete copies of all documents referred to on the Disclosure Schedule.

2.16. No Other Representations or Warranties. Except for the representations and warranties made by Seller in this Section 2 (as qualified by the Disclosure Schedules) and any Ancillary Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty, either written or oral, with respect to Seller or the Purchased Assets, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER.

In order to induce Seller to enter into this Agreement and to consummate the Contemplated Transactions, Buyer represents and warrants to Seller that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3):

3.1. Organization; Authorization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Florida. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2. Noncontravention. Except as forth on Schedule 3.2, neither the execution, delivery and performance by Buyer of this Agreement nor the consummation of the Contemplated Transactions will: (a) violate any Law applicable to Buyer or require any action by (including any authorization, consent or approval), notice to, or filing with, any Governmental Authority in connection with the valid and lawful consummation of the Contemplated Transactions by Buyer; (b) result in a breach or violation of, or default under, any contractual obligation of Buyer; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) result in a breach or violation of, or default under, Buyer’s organizational documents.

3.3. Litigation. There have been no Actions pending or threatened against or affecting Buyer that would reasonably be expected to impact Buyer’s ability to consummate the Contemplated Transactions or otherwise impede Buyer’s ability to purchase or own the Purchased Assets.

3.4. Financing. Buyer has sufficient immediately available funds as required to fulfill its obligations hereunder, including payment of the Purchase Price and other cash obligations when due hereunder.

3.5. No Brokers. Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which Seller could be liable.

3.6. No Other Representations or Warranties. Buyer has conducted its own independent review and analysis of the Purchased Assets and acknowledges that it has been provided with access to the properties, premises and records of Seller for this purpose. In entering into this Agreement, Buyer relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in this Agreement and any Ancillary Agreement, and Buyer acknowledges and agrees that, except for the representations and warranties made by Seller in Section 2 (as qualified by the Disclosure Schedules) and any Ancillary Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty, either written or oral, with respect to Seller or the Purchased Assets, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets, and Buyer has not relied upon and is not relying upon any other express or implied representation or warranty, either written or oral, or any other information or communications in its determination to effect the transactions contemplated by this Agreement.

4.	PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1. General. Each of the parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8).

4.2. Notices and Consents.

4.2.1. Each of the parties shall use all commercially reasonable efforts to (i) obtain from any Governmental Authority any consents or Permits required to be obtained by Buyer or Seller, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; provided, however, that the parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Buyer and Seller shall promptly furnish to each other all information reasonably required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the Contemplated Transactions. Except as specifically required by this Agreement, neither party shall knowingly take any action, or knowingly refrain from taking any action, with the intent of delaying or impeding the ability of the parties to consummate the Contemplated Transactions.

4.2.2. As promptly as practicable after the date hereof, Seller will solicit the consents set forth on Schedule 4.2.2. At the expense of Seller, Seller will use its reasonable best efforts, and Buyer will cooperate in all reasonable respects with Seller, to obtain prior to the Closing all such consents.

4.2.3. Seller and its Affiliates shall use reasonable best efforts to take all actions reasonably necessary to (i) submit and obtain OMMU approval of the Cessation Variance, and (ii) assist Buyer submitting a variance request, including any required supporting or supplemental materials (the “Opening Variance”), and also in obtaining OMMU’s approval of the Opening Variance and authorization for Buyer to begin cultivating cannabis at the Lakeland Facility promptly following Closing including, without limitation, (i) complying with, and taking the actions, set forth on Schedule 4.2.3(i), and (ii) providing to Buyer in a timely fashion the documents and information set forth on Schedule 4.2.3(ii).

4.2.4. Buyer and its Affiliates shall use reasonable best efforts to take all actions reasonably necessary to prepare the Lakeland Facility to begin cultivating cannabis following the Closing. In furtherance and not in limitation of the foregoing, Buyer shall (a) as promptly as practicable, but no later than three (3) Business Days following the Closing, prepare and file all necessary documents to the OMMU to obtain the Opening Variance, (b) request an authorization inspection within two (2) weeks of submitting Opening Variance request, or if OMMU is unavailable during such period, on the earliest date the OMMU is available, and (c) following such submission of the Opening Variance request, respond, as promptly as practicable (including using reasonable best efforts to respond within three (3) Business Days, if feasible), to any follow-up requests for additional documents and information from the OMMU as may be necessary or advisable to obtain the Opening Variance.

4.3. Operation of the Business. Except as otherwise contemplated in this Agreement or the Ancillary Agreements or with the prior written consent of Buyer, Seller will: (a) conduct such activities set forth in Schedule 4.3 as are necessary to wind down the Business in order to obtain the Cessation Variance, (b) use commercially reasonable efforts to maintain the Purchased Assets, including without limitation, in such manner as to enable Buyer to secure the Opening Variance, (c) give all required notices in connection with, and use its reasonable best efforts to obtain all Permits necessary or desirable to consummate the Contemplated Transactions and to cause the other conditions to Buyer’s obligation to close set forth in Section 8.1 to be satisfied (including the execution and delivery of all agreements and documents contemplated hereunder to be so executed and delivered). Without limiting the generality of the foregoing, without the prior written consent of Buyer, Seller will not: (i) enter into any commitment for capital expenditures of Seller with respect to the Lakeland Facility, (ii) sell, assign, license, transfer, convey, or otherwise dispose of any of Purchased Assets, (iii) subject any of the Purchased Assets to any Encumbrance, (iv) terminate, modify, waive any right under otherwise change any Assigned Contracts, or enter into any new contracts that would reasonably have been Purchased Assets if in effect as of the date hereof, or (v) otherwise take any action that would require disclosure pursuant to Section 2.4 of this Agreement had such action been taken prior to the date of this Agreement.

4.4. Access. Seller will, (a) permit Buyer and its representatives to have access during normal business hours with reasonable advance notice to all key personnel, books, properties, records, contracts, documents and data related to the Purchased Assets, and (b) furnish Buyer and its representatives with copies of all such books, records, Tax Returns, contracts, documents, data and information related to the Purchased Assets as Buyer may reasonably request; provided, however, that such investigations and inquiries by or on behalf of Buyer do not unreasonably interfere with normal operations or customer or employee relations. No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

4.5. Notice of Developments. If Seller becomes aware prior to Closing of any event, fact or condition or nonoccurrence of any event, fact or condition that would reasonably constitute a breach of any representation, warranty, covenant or agreement of Seller or would reasonably constitute a breach of any representation or warranty of Seller if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Seller will promptly provide Buyer with a written description of such fact or condition. From the date of this Agreement until the Closing, Seller shall have the continuing obligation to promptly supplement the information contained in the schedules to this Agreement with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in the schedules to this Agreement. Neither the supplementation of the schedules to this Agreement pursuant to the obligation in this Section 4.5 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein; and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements and with reference only to the schedules to this Agreement as they stand on the date of this Agreement.

4.6. Exclusivity. Seller agrees that it will not, and will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving (i) the sale of Purchased Assets (other than the sale of inventory in the Ordinary Course), or (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Purchased Assets (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Seller shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal and provide Buyer with the details thereof (including the Person making such offer, inquiry or contact and a copy of all written communication in connection therewith) and their response thereto. The parties acknowledge that Seller is engaged in ongoing discussions related to the sale of its Florida cannabis license and related retail operations which are not included within the Purchased Assets. For the avoidance of doubt, such discussions (and any sale of its Florida cannabis license and related retail operations) shall not be deemed Acquisition Proposals.

5.	COVENANTS.

5.1. Restrictive Covenants.

5.1.1. Seller Parent hereby agrees that from and after the date hereof and continuing for three (3) years from the date hereof (the “Restricted Period”), Seller Parent will not, and will cause its Affiliates not to, directly or indirectly, employ, engage, recruit or solicit for employment or engagement, or otherwise interfere with Buyer’s or any of its Affiliate’s employment or engagement of, any Person who is or has agreed to be an employee of, consultant to or salesperson of, the Business or otherwise seek to influence of alter any such Peron’s relationship with Buyer or its Affiliates.

5.1.2. During the Restricted Period, Seller Parent will not, and will cause its Affiliates not to, directly (a) call upon, solicit or provide services to any client, customer, referral source, supplier or other business relation to the Business as of the Closing (or during the twelve (12) month period preceding the Closing) with the intent of soliciting business from such Person similar to the Business, or (b) in any way interfere with the relationship between Buyer and any Protected Contact (including, by making any negative or disparaging statements or communications regarding Buyer, its Affiliates or any of their operations, officers, directors or investors).

5.1.3. From and after the date hereof, Seller Parent will, and will cause its Affiliates to, keep secret and retain in strictest confidence, and will not, and will cause its Affiliates not to, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of such Person or any third party, any Confidential Information, except, with respect to the period prior to the Closing, in the Ordinary Course. As used herein, “Confidential Information” means any information relating to (a) this Agreement, the Ancillary Agreements or the Contemplated Transactions or (b) the Purchased Assets, the Business or the business or affairs of Buyer, including information relating to projections, plans, customer identities, suppliers, strategies, profit margins or other proprietary information; provided, however, that Confidential Information will not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Seller Parent (or Affiliate thereof).

5.1.4. Seller Parent recognizes that the territorial, time and scope limitations set forth in this Section 5.1 are reasonable and properly required for the protection of Buyer’s legitimate interest in the goodwill of the Business and the Purchased Assets. In the event that any territorial, time or scope limitation set forth in this Section 5.1 is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Seller Parent agree to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court will deem reasonable under the circumstances. In the event of any actual or threatened breach by Seller Parent (or Affiliate thereof) of any of the provisions contained in this Section 5.1, Buyer will be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Seller Parent acknowledges that Buyer would not enter into this Agreement absent this Section 5.1.

5.2. Publicity. No public announcement or disclosure will be made by or on behalf of either party to this Agreement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that either party may make any public disclosure required by applicable securities Law or exchange requirements (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure). Notwithstanding the foregoing, without the consent or participation of Seller, after the Closing, Buyer shall be permitted to make communications with employees, customers, suppliers and engage in capital raising efforts in which the Contemplated Transactions are disclosed; provided, that such public announcements, press releases and communications shall not disclose any material economic terms of this Agreement without the consent of Seller. The Mutual Non-Disclosure Agreement, dated April 26, 2024 (the “NDA”), by and between Seller and Buyer, will remain in full force and effect following the Closing.

5.3. Non-Assignment of Certain Contracts. Notwithstanding any provision to the contrary contained herein, Seller may, but shall not be obligated to, assign to Buyer any contract, lease, permit or other instrument which is a Purchased Asset but which restricts or prohibits the transfer or assignment thereof or which provides that it may not be transferred or assigned without the consent of another Person and for which the appropriate consent to the transfer and assignment thereof is not obtained, but in any such event, Seller shall use reasonable efforts to obtain such assignments and otherwise cooperate with Buyer in any reasonable arrangement designed to provide the benefits thereof to Buyer. If such consent, approval, waiver, authorization, notice or novation is not obtained, then, to the extent permitted by applicable Law, such nonassignable Purchased Asset shall be held, as of and from the Closing, by Seller or its Affiliate for the exclusive benefit of Buyer and its Affiliates, and all the economic (taking into account all burdens to Seller and its Affiliates), operational and other benefits of such nonassignable Purchased Asset, to the extent permitted, shall be held and treated as if such consent, approval, waiver, authorization, notice or novation, as the case may be, had been obtained. Without limitation of and subject to the foregoing, at Buyer’s request, Sellers shall, or shall cause its applicable Affiliate to: (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by Buyer under which Buyer and its

Affiliates would obtain the economic, operational and other benefits thereunder and assume any related economic burden (including the amount of any related Tax costs imposed on Buyer or any of its Affiliates) thereunder; (ii) enforce for the benefit of Buyer and its Affiliates and as directed by Buyer, Seller’s or its Affiliate’s rights under such nonassignable Purchased Asset as if such nonassignable Purchased Asset had been sold, conveyed, assigned and delivered to Buyer or its applicable designee, including in the name of Seller or its applicable Affiliate to such nonassignable Purchased Asset or otherwise as Buyer shall specify, including the right to terminate in accordance with the terms thereof; and (iii) permit Buyer to practice, exercise and enforce any rights arising with respect thereto. Buyer shall assume the related economic burden imposed on Seller or its applicable Affiliate (including the amount of any related Tax costs imposed on Seller or its Affiliates) with respect to such nonassignable Purchased Asset and Buyer shall, as agent or subcontractor for Seller or its Affiliate pay, perform and discharge fully as and when required the liabilities and obligations of Seller or such Affiliate with respect to such nonassignable Purchased Asset from and after the Closing. Seller or its applicable Affiliate to the rights of such nonassignable Purchased Asset will promptly pay to Buyer or its applicable designee all income, proceeds and other monies received by such Seller or Affiliate from third parties to the extent related to Buyer’s or its Affiliates’ intended rights under such nonassignable Purchased Asset as contemplated by this Section 5.3. Without limiting the generality of any provision elsewhere herein contained, the non-assignability and non-transferability of, and the failure of any Seller to assign and transfer, any of the foregoing (or the assignment and transfer by such Seller thereof, despite the prohibition or restriction thereof or the failure to obtain the appropriate consent or to fulfill the conditions thereto) shall not alter or in any manner affect its status as a Purchased Asset. It is the intention of the parties that the “seconding” arrangements contemplated by this Section 5.3 shall be utilized only when there is no reasonable alternative to such arrangement for Buyer, even if such Seller fails to assign any such contract, lease or other instrument. Nothing contained in any transfer document required to be executed by any Seller in connection with the transfer of any contract with a governmental agency or instrumentality shall alter or in any manner affect the status of such contract as a Purchased Asset.

5.4. Further Assurances. From and after the Closing Date, upon the request of either Seller or Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out and/or evidence the Contemplated Transactions. Seller will not take any action that is intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Business or other Person with whom the Business has a relationship from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to the Closing.

5.5. Fees and Expenses. All costs, expenses, and fees incurred in connection with the negotiation, execution, or performance of this Agreement or the Contemplated Transactions by Buyer will be paid by Buyer, and all costs, expenses, and fees incurred in connection with the negotiation, execution, or performance of this Agreement or the Contemplated Transactions by Seller will be paid by Seller.

5.6. Books and Records. Seller recognizes that certain historical and other information to be retained by Seller may be needed by Buyer and its Affiliates in connection with the operation of the Business, the use of the Purchased Assets and satisfaction of the Assumed Liabilities after Closing (including for litigation, threatened litigation, Tax and financial audits and other similar purposes). Following the Closing, Seller shall grant to Buyer and its Representatives access (subject to any reasonable privilege or confidentiality considerations) during normal business hours and under reasonable circumstances to, and the right to make copies of, any records related to the Purchased Assets or the Assumed Liabilities which have been retained by Seller as may be necessary or useful in connection with the conduct of the Business. If within five (5) years after the Closing, Seller elects to dispose of any such records, Seller or applicable Affiliate shall first give Buyer sixty (60) days’ prior written notice, during which period Buyer shall have the right to obtain such records without further consideration. Following the Closing, Buyer shall (and shall cause its Affiliates to) grant to Seller and its Representatives access

(subject to any reasonable privilege or confidentiality considerations) during normal business hours and under reasonable circumstances to, and the right to make copies of, any records related to the Purchased Assets or the Assumed Liabilities in the possession of Buyer and its Affiliates solely to the extent such records are reasonably necessary for Seller to prepare and file its Tax Returns, defend Tax audits or defend against third party claims not involving Buyer or its Affiliates.

5.7. Wrong Pockets.

5.7.1. Following the Closing for a period of twelve (12) months thereafter:

(a) If Seller discovers that it or any Affiliate is the owner of or possesses any asset, or is a party to any contract, that is exclusively related to the Lakeland Facility, then Seller shall, and shall cause its Affiliates to, reasonably cooperate to transfer, or cause to be transferred, such assets or contracts to Buyer for no additional consideration other than as previously provided for under this Agreement.

(b) If Buyer discovers that it or any Affiliate is the owner of or possesses any asset, or is a party to any contract, that is not exclusively related to the Lakeland Facility (other than Purchased Assets listed on Schedule A), then Buyer shall, and shall cause its Affiliates to, reasonably cooperate to transfer, or cause to be transferred, such assets or contracts to Seller for no additional consideration other than as previously provided for under this Agreement.

5.7.2. To the extent that any transfer or other arrangement described in this Section 5.7 is required, but not permitted by applicable Law or any contract referenced in Sections 5.7.1(a) or 5.7.1(b), the parties shall use reasonable best efforts to obtain or structure an arrangement to carry out the intent and accomplish the purposes of this Section 5.7.

5.7.3. The parties shall reasonably cooperate to effect any transfers or other arrangements described in this Section 5.7 in a manner that is Tax efficient for the parties and their respective Affiliates to the extent permitted by applicable Law.

6.	SELLER’S CLOSING DELIVERIES.

6.1. Closing Deliveries. At or prior to the Closing, Seller will have delivered to Buyer: (a) certified copies of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (b) good standing certificates for Seller from its jurisdictions of organization and each jurisdiction in which Seller is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date; (c) (x) evidence reasonably satisfactory to Buyer that the Purchased Assets will be delivered free and clear of all Encumbrances at the Closing and (y) invoices or acknowledgements of payment in full from any Person that will be paid Seller Transaction Expenses pursuant to Section 1.5, in each case reasonably satisfactory to Buyer; (d) written evidence of the termination of the Affiliate agreements listed on Schedule 6.1(d) related to the Purchased Assets, in each case, reasonably satisfactory to Buyer; (e) a bill of sale, assignment and assumption agreement in the form of Exhibit A (the “Bill of Sale”), duly executed by Seller, (f) assignment and assumption agreement with landlord consent and estoppel for the Lakeland Facility Lease, duly executed by Seller, Buyer and the Lakeland Facility landlord, in form and substance reasonably satisfactory to Buyer, (g) an Internal Revenue Service Form W-9 duly executed by Seller; (h) original certificates of title or such other documents as may be necessary to transfer title (and to record such transfer) to each separately titled asset that is owned by Seller and included in the Purchased Assets, duly executed by all necessary and appropriate parties; (i) written evidence of the assignment of the Assigned Permits, if any, (j) third party consents listed on Schedule 4.2.2, duly executed by all necessary and appropriate parties, and (k) all other instruments and documents that are required by this Agreement to be delivered by Seller to Buyer or which Buyer may reasonably request to effectuate the Contemplated Transactions.

7.	BUYER’S CLOSING DELIVERIES.

7.1. Closing Deliveries. Buyer will have delivered to Seller (a) the Purchase Price in accordance with Section 1.5, (b) the Bill of Sale, duly executed by Buyer, and (c) a copy of the written consents of the sole stockholder of Buyer.

8.	CONDITIONS TO OBLIGATION TO CLOSE

8.1. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction of the following conditions:

8.1.1. all of the representations and warranties contained in Article 2 or made by Seller in any other Ancillary Agreement other than Seller Fundamental Representations must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, and all of Seller Fundamental Representations must have been accurate in all respects as of the date hereof and must be accurate in all respects as if made on the Closing Date;

8.1.2. Seller shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed prior to or at the Closing;

8.1.3. Seller shall have delivered to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming that each of the conditions specified above in Sections 8.1.1 through 8.1.2 are satisfied;

8.1.4. there shall not be any order in effect preventing consummation of any of the Contemplated Transactions or any proceeding seeking to restrain, prevent, change or delay the consummation of any of the Contemplated Transactions;

8.1.5. there shall not be any order, claim or audit brought by any Governmental Authority against Seller or challenging or revoking any Permit included in the Purchased Assets, and there shall not be any order, interpretation of law or amendment to any law, rule or regulation that would materially adversely affect Buyer’s ability to obtain the Opening Variance; and;

8.1.6. the parties shall have received all consents and Permits of Governmental Authorities and other Persons necessary for the consummation of the Contemplated Transactions set forth on Schedule 4.2.2;

8.1.7. Seller shall have received a cessation variance for the Lakeland Facility from OMMU (the “Cessation Variance”);

8.1.8. Buyer and the Lakeland Facility landlord shall enter into an amendment to the Lakeland Facility Lease, effective as of the Closing, which shall include the terms set forth on Schedule B. Seller shall be responsible and shall pay or reimburse Buyer for the following, if such items are required or requested to be made in connection with obtaining the Lakeland Facility landlord’s consent to the assignment or amendment of the lease as contemplated herein: any one-time payments related to out-of-pocket expenses of the Lakeland Facility landlord (the “Lease Amendment Costs”);

8.1.9. Seller shall have delivered to Buyer each of the items set forth in Section 6.1; and

8.1.10. Seller shall have delivered to Buyer all other instruments and documents required by this Agreement to be delivered by Seller to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectual the transactions contemplated hereby.

Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2. Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions to be performed by Seller in connection with the Closing are subject to satisfaction of the following conditions:

8.2.1. all of the representations and warranties contained in Article 3 or made by Buyer in any other Ancillary Agreement other than Buyer Fundamental Representations must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, and all of Buyer Fundamental Representations must have been accurate in all respects as of the date hereof and must be accurate in all respects as if made on the Closing Date;

8.2.2. Buyer must have performed and complied in all material respects with all of their covenants and agreements in this Agreement to be performed prior to or at the Closing;

8.2.3. Buyer shall have delivered to Seller the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming that each of the conditions specified above in Sections 8.2.1 through 8.2.2 are satisfied;

8.2.4. Seller shall have received the Cessation Variance;

8.2.5. there shall not be any order in effect preventing consummation of any of the Contemplated Transactions or any proceeding seeking to restrain, prevent, change or delay the consummation of any of the Contemplated Transactions; and

8.2.6. Buyer shall have delivered to Seller each of the items set forth in Section 7.1.

Seller may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

9.	INDEMNIFICATION.

9.1. Indemnification by Seller Parent.

9.1.1. Subject to the provisions of this Article 9, Seller Parent will indemnify, defend and hold harmless Buyer and its Affiliates, and its and their respective directors, officers, shareholders, partners, members, managers, employees, agents, consultants, advisors and Representatives (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Liabilities, losses, damages, fines, penalties, Taxes, fees, expenses, costs (including costs of investigation, defense and enforcement of this Agreement), or amounts paid in settlement (in each case, including reasonable attorneys’ fees), whether or not involving a Third Party Claim (in each case, other than punitive or exemplary damages unless actually payable to a third-party, collectively, “Losses”), which any Buyer Indemnified Person may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement; (b) any fraud of Seller or any breach or violation of any covenant or agreement of Seller in or pursuant to this Agreement; (c) any Seller Transaction Expenses not included in the calculation of the Purchase Price or (d) any Excluded Asset or any Retained Liability.

9.1.2. Seller Parent will not have any obligation to indemnify and hold harmless Buyer Indemnified Persons pursuant to Section 9.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses exceeds $115,000 (at which point Seller Parent will indemnify Buyer Indemnified Persons for all such Losses from dollar 1), and Seller Parent’s aggregate liability in respect of claims for indemnification pursuant to Section 9.1.1(a) will not exceed $1,725,000 (the “Cap”); provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 2.1 (Organization; Authorization), 2.2 (Noncontravention), the first sentence of Section 2.5.1 (Purchased Assets), 2.5.3 (Real Property), and 2.10 (No Brokers) (collectively, the “Seller Fundamental Representations”) or (b) claims based upon fraud or intentional misrepresentation (and no Loss arising from any claim described in the foregoing clauses (a) or (b) will be subject to the foregoing limitation). Claims for indemnification pursuant to any provision of Section 9.1.1 other than Section 9.1.1(a) are not subject to the limitations set forth in this Section 9.1.2.

9.1.3. Subject to the limitations provided for in Section 9.1.2, the aggregate amount of all Losses for which Seller Parent shall be liable to Buyer Indemnified Persons under this Agreement shall not exceed the Purchase Price actually paid to Seller pursuant to Section 1.5, except in the case of fraud.

9.2. Indemnification by Buyer.

9.2.1. Subject to the provisions of this Article 9, Buyer will indemnify, defend and hold harmless Seller, Seller Parent and their Affiliates, and each of their respective directors, officers, shareholders, partners, members, managers, employees, agents, consultants, advisors and Representatives (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses which any Seller Indemnified Person may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; (b) any fraud of Buyer or any breach or violation of any covenant or agreement of Buyer in or pursuant to this Agreement; or (c) any Assumed Liabilities.

9.2.2. Buyer will not have any obligation to indemnify and hold harmless Seller Indemnified Persons pursuant to Section 9.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses exceeds $115,000 (at which point Buyer will indemnify Seller Indemnified Persons for all such Losses from dollar 1), and Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 9.2.1(a) will not exceed an amount equal to the Cap, if any; provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization; Authorization), 3.2 (Noncontravention) or 3.5 (No Brokers) (collectively, the “Buyer Fundamental Representations”) or (b) claims based upon fraud or intentional misrepresentation (and no Loss arising from any claim described in the foregoing clauses (a) or (b) will be subject to the foregoing limitations).

9.3. Time for Claims. No claim may be made seeking indemnification pursuant to Sections 9.1.1 (a) or 9.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Person is provided to the Indemnifying Party: (a) at any time prior to the sixth (6th) anniversary of the Closing, in the case of any breach of, or inaccuracy in, the Seller Fundamental Representations or the Buyer Fundamental Representations, (b) at any time prior to the 15 month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement, and (c) at any time in the case of any claim or suit based upon fraud or intentional misrepresentation. No claim that is subject to the limitations set forth in this Section 9.3 may be made after the expiration of the applicable survival period as set forth herein; provided that, in the event a notice of any claim for indemnification will have been made prior to the expiration of the applicable survival period, then such claim will survive until such time as such claim is fully and finally resolved. Claims for indemnification pursuant to any other provision of Sections 9.1.1 and 9.2.1 (i.e., other than pursuant to Sections 9.1.1(a) or 9.2.1(a)) are not subject to the limitations set forth in this Section 9.3.

9.4. Exclusive Remedy. From and after the Closing, subject to any claim based on fraud which will not be so limited by this Section 9.4 and the availability of specific performance pursuant to Section 12.11 or other equitable remedy, the indemnification provisions in this Article 9 will be the exclusive remedy for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement.

9.5. Third Party Claims.

9.5.1. If any third party notifies an Indemnified Person with respect to any matter which may give rise to an Indemnity Claim against an Indemnifying Party under this Article 9 (a “Third Party Claim”), then the Indemnified Person will give written notice to the Indemnifying Party of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 9 except to the extent such delay actually and materially prejudices the Indemnifying Party. The Indemnifying Party, at its sole cost and expense, will be entitled to participate in the defense of any Third Party Claim and will have the right to defend the Indemnified Person against the Third Party Claim by appointing reputable counsel reasonably acceptable to the Indemnified Person so long as (a) the Indemnifying Party gives written notice to the Indemnified Person within 30 days that it will indemnify the Indemnified Person from and against the entirety of Losses the Indemnified Person may suffer therefrom, (b) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief against the Indemnified Person, (c) the Indemnified Person has not been advised by counsel that a conflict exists between the Indemnified Person and the Indemnifying Party in connection with the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, (e) settlement of, an adverse judgment with respect to, or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests and (f) the Indemnifying Party conducts the defense of the Third Party Claim reasonably actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

9.5.2. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (b) results in the full release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Laws or the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Person. If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 9.5.1 within 30 days after the Indemnified Person has given notice of the Third Party Claim, at any time fails to conduct the defense of the Third Party Claim reasonably actively and diligently or becomes unable to conduct the defense of the Third Party Claim pursuant to Section 9.5.1, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim reasonably actively and diligently but any of the other conditions in Section 9.5.1 becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

9.6. No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, Seller agrees it will not make any claim for indemnification against Buyer or any Buyer Indemnified Person by reason of the fact that Seller was a controlling person, director, officer, employee or representative of Seller with respect to any claim brought by a Buyer Indemnified Person against Seller relating to this Agreement or any of the Contemplated Transactions or that is based on any facts or circumstances that form the basis for an Indemnity Claim by a Buyer Indemnified Person hereunder.

9.7. Additional Acknowledgments. Notwithstanding anything to the contrary herein, for indemnification purposes hereunder, each representation and warranty in this Agreement shall be read as if any qualification as to materiality, including each reference to the term “Material Adverse Effect,” were deleted therefrom. All indemnifiable Losses hereunder shall be calculated net of the amount of any actual recoveries received by an Indemnified Person under existing insurance policies prior to the expiration of the applicable survival period set forth in Section 9.3 (in each case, net of any actual collection costs, reserves, expenses, deductibles or premium adjustments). Each Indemnified Person agrees to use commercially reasonable efforts to mitigate Losses to the extent required by Law. Notwithstanding the foregoing: (a) no Indemnified Person shall (i) be required to take any action to mitigate any Losses incurred or suffered to the extent based upon, arising out of, with respect to or by reason of fraud, (ii) be required to file or institute any Action to mitigate any Losses incurred or suffered, or (iii) have any obligation to take any actions that unreasonably interfere with or impact the business or Tax planning of such Indemnified Person and (b) the failure of an Indemnified Person to use such efforts to mitigate shall not constitute a defense to the Indemnifying Party’s obligations to indemnify the Indemnified Person pursuant to this Agreement other than with respect to Losses incurred or suffered solely by reason of the Indemnified Person’s failure to use such efforts to mitigate.

9.8. Manner of Payment. Any payment to be made by Buyer or Seller, as the case may be, pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the other party within five days after the final determination thereof.

9.9. Tax Treatment. All indemnification payments under this Article 9 will, to the extent permitted by applicable Laws, be treated for all income Tax purposes as adjustments to the Purchase Price. Neither Buyer nor Seller will take any position that is inconsistent with such treatment.

10.	TAX MATTERS

10.1. Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, shall be borne equally by Buyer and Seller. Such Taxes will be paid by Seller when due, and Buyer shall promptly reimburse Seller for its equal share of any such Taxes. Seller will, at Buyer and Seller’s expense, to be borne equally, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

10.2. Intended Tax Treatment; Purchase Price Allocation. Buyer and Seller agree that the Contemplated Transactions shall be treated for federal (and, where applicable, state and local) income Tax purposes as a taxable sale of the Purchased Assets by Seller to Buyer in exchange for the Purchase Price (the “Intended Tax Treatment”). Buyer and Seller further agree to allocate the Purchase Price, as adjusted pursuant to Section 1.5, and as increased by the Assumed Liabilities among the Purchased Assets in accordance with the methodologies shown on Schedule 10.2 (the “Purchase Price Allocation”). Seller and Buyer will (a) be bound by the Intended Tax Treatment and Purchase Price Allocation for all Tax purposes; (b) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and Purchase Price Allocation; and (c) otherwise take no position for Tax purposes inconsistent with the Intended Tax Treatment and Purchase Price Allocation, in each case, except to the extent required by applicable Law.

10.3. Cooperation on Tax Matters. Buyer and Seller will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns with respect to the Purchased Assets and any proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, proceeding or calculation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to Purchased Assets relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

10.4. Apportionment of Straddle Period Taxes. Seller shall bear all property and ad valorem Tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other property and ad valorem Taxes with respect to the Purchased Assets for Straddle Periods shall be prorated between Buyer and Seller as of the Closing Date. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Buyer shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period after the Closing Date.

11.	TERMINATION

11.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

11.1.1. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

11.1.2. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, would reasonably be expected to result in a failure of the closing conditions set forth in Section 8.1, and such breach remains uncured for a period of ten (10) Business Days following delivery of notice thereof by Buyer, or (ii) if the Closing shall not have occurred on or before October 21, 2024 (provided however, that if all other closing conditions other than those set forth in Section 8.1.6 are fulfilled then the End Date will be extended to November 18, 2024) (such date, the “End Date”), by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

11.1.3. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions, or (ii) if the Closing shall not have occurred on or before the End Date, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement); and

11.1.4. Either Seller or Buyer may terminate this Agreement, if (i) there shall be any applicable Law that makes the consummation of the transactions contemplated hereby illegal, or (ii) any order shall have been issued by any Governmental Authority having competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such order shall have become final and nonappealable.

11.2. Effect of Termination.

11.2.1. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate; provided, however, that the provisions of Section 11.2.2 and Article 12 will survive the termination. Nothing in this Article 11 will release any party from any liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to such termination.

11.2.2. Treatment of Deposit Upon Termination.

(a) If this Agreement is terminated as a result of (i) the parties’ failure to obtain any required regulatory approvals, (ii) the Seller’s failure or inability to close, including as a result of a material breach by Seller of any representation, warranty, or covenant contained in this Agreement, (iii) Seller’s failure to satisfy any of the closing conditions set forth in Section 8.1 (provided such failure is not caused by any material action or inaction of Buyer), (iv) the parties’ failure to satisfy the closing condition set forth in Section 8.1.8, (v) pursuant to Section 11.1.2, or (vi) pursuant to Section 11.1.4, then as promptly as practical thereafter (and in any event within two Business Days), the parties shall deliver joint written instructions in accordance with the Deposit Escrow Agreement to the Deposit Escrow Agent to refund the Deposit to Buyer.

(b) If this Agreement is terminated for any other reason, then the Deposit shall be non-refundable to Buyer and as promptly as practical thereafter (and in any event within two Business Days), the parties shall deliver joint written instructions in accordance with the Deposit Escrow Agreement to the Deposit Escrow Agent to release the Deposit to Seller.

12.	MISCELLANEOUS

12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by electronic mail (in which case, it will be effective upon receipt); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service), in each case, to the applicable address below:

If to Seller or Seller Parent:

Columbia Care Florida LLC

321 Billerica Road

Chelmsford, MA 01824

Attention: Jonathan Gothorpe

Email: [***]

With a copy (which will not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention:  Erica Rice

Email:     [***]

If to Buyer:

c/o Cresco Labs Inc.

600 W. Fulton Street, Suite 800

Chicago, IL 60661

Attn: John Schetz

Email: [***]

With a copy (which will not constitute notice) to:

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attention: Heidi Steele and Christopher Stacker

Email: [***] and [***]

Each of the parties to this Agreement may specify a different address by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may (a) assign any or all of its rights hereunder to one or more of its Affiliates or to any of its lenders or insurers as collateral, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign any or all of its rights or obligations hereunder to any purchaser of all or substantially all of the consolidated assets of Buyer. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and assignees, any legal or equitable rights hereunder.

12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Seller and Seller Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4. Entire Agreement. This Agreement, together with the other Ancillary Agreements, the Deposit Escrow Agreement, the NDA, and any documents, instruments and certificates explicitly referred to herein or delivered in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements (including any draft agreements) with respect thereto, whether written or oral (including that certain term sheet, dated June 1, 2024, (the “Term Sheet”)), none of which will be used as evidence of the parties’ intent. In addition, each party acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.

12.5. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Laws, be invalid or unenforceable in any respect, each party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Laws and to otherwise give effect to the intent of the parties.

12.6. Construction. The headings in this Agreement are for convenience only and will not in any way affect the meaning or interpretation hereof. In the event an ambiguity arises, this Agreement will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof. Except as explicitly specified to the contrary, any reference (a) to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement (b) to the word “including” will be construed as “including without limitation,” (c) to a statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, as amended or otherwise modified from time to time, (d) to the word “will” has the same meaning as the word “shall”, (e) to “day” or “days” in the lower case means calendar days, (f) to the words “hereby,” “hereof,” “herein,” “hereto” or “hereunder” refer to this Agreement as a whole and not any particular provisions of this Agreement, (g) references to dollars or “$” are to United States dollars, (h) the word “or” will be deemed inclusive (i.e., “and/or”), and (i) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. This Agreement may be executed and delivered (including by email exchange of .pdf or other format of electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If the last day of any period contemplated by this Agreement is a non-Business Day, the period in question will be deemed to end on the next succeeding Business Day.

12.7. Governing Law. This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof (whether sounding in contract, tort or otherwise), and all Actions arising under or in connection with this Agreement, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction. If any Action relating to this Agreement or the Contemplated Transactions is brought by a party hereto against any other party hereto, the prevailing party in such Action will be entitled to recover all reasonable expenses relating thereto (including attorneys’ fees and expenses) from the non-prevailing party.

12.8. Jurisdiction; Waiver of Jury Trial. Each party to this Agreement hereby (a) irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action between any of the parties arising under this Agreement, any Ancillary Agreement or the Contemplated Transactions (whether sounding in contract, tort or otherwise), (b) waives any claim that it is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred to any court other than one of the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the foregoing, a party hereto may commence an Action in a court other than the above-named courts for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto consents to service of process in any Action between any of the parties hereto arising under this Agreement, any Ancillary Agreement or the Contemplated Transactions (whether sounding in contract, tort or otherwise), in any manner permitted by Delaware law and agrees that service of process made by overnight delivery by a nationally recognized courier service at its address specified in Section 12.1 will constitute valid service of process. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO WAIVE AND COVENANT THAT THEY WILL NOT ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) AND ANY SUCH PROCEEDING WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

12.9. Mutual Waiver. Each of Seller and Buyer, on behalf of themselves and their respective Affiliates and Representatives, successors and assigns, hereby irrevocably waives illegality with respect to U.S. Federal Cannabis Laws as a defense to contractual claims arising out of this Agreement, the Ancillary Agreements or in any other document, instrument, or agreement entered into in connection the Contemplated Transactions.

12.10. Specific Performance. Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties hereto will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms hereof in any Action instituted in any court specified in Section 12.8 in addition to any other remedy to which such party may be entitled, at law or in equity.

12.11. Guaranty.

12.11.1. Seller Parent fully, irrevocably and unconditionally guarantees to Buyer, as guaranty of payment, performance and observation, and not merely as a guaranty of collection, the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller under this Agreement and the Ancillary Agreements (the “Seller Obligations”, and such guaranty, the “Seller Parent Guaranty”). The Seller Obligations shall include Seller’s obligation to satisfy all indemnification and other payment obligations of Seller arising in connection with this Agreement and the Ancillary Agreements, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Seller Parent Guaranty shall remain in full force and effect and shall be binding on Seller Parent and its successors and assigns until all of the Seller Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Seller under this Agreement expire). Seller Parent hereby expressly agrees to, and agrees to comply with, all of the terms and conditions of Section 5.1 and Section 5.2 as if Seller Parent were “Seller” under such provisions.

12.11.2. In furtherance of the preceding Section 12.11.1, Seller Parent hereby represents and warrants to Buyer, as follows as of the Closing Date:

(a) Seller Parent is a limited liability company duly organized and validly existing under the laws of Delaware.

(b) The execution, delivery, and performance by Seller Parent of this Agreement are within Seller Parent’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and does not contravene (i) Seller Parent’s organizational documents, (ii) any contractual restriction binding on or affecting Seller Parent, or (iii) applicable Law.

(c) No authorization or approval by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, deliver and performance by Seller Parent of this Agreement.

(d) There is no action, suit or proceeding now pending or, to the best of Seller Parent’s knowledge, threatened against Seller Parent before any court, administrative body or arbitral tribunal that could be reasonably likely to have a material adverse effect on Seller Parent’s ability to perform its obligations under the Seller Parent Guaranty.

(e) Seller Parent has the financial capacity to pay and perform the Seller Obligations under the Seller Parent Guaranty, and all funds necessary for Seller Parent to fulfill the Seller Obligations under the Seller Parent Guaranty shall be available to Seller Parent for so long as the Seller Parent Guaranty shall remain in effect in accordance with Section 12.11.1.

12.11.3. Buyer Parent fully, irrevocably and unconditionally guarantees to Seller, as guaranty of payment, performance and observation, and not merely as a guaranty of collection, the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Buyer under this Agreement and the Ancillary Agreements (the “Buyer Obligations”, and such guaranty, the “Buyer Parent Guaranty”). The Buyer Obligations shall include Buyer’s obligation to satisfy all indemnification and other payment obligations of Buyer arising in connection with this Agreement and the Ancillary Agreements, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Buyer Parent Guaranty shall remain in full force and effect and shall be binding on Buyer Parent and its successors and assigns until all of the Buyer Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Buyer under this Agreement expire). Buyer Parent hereby expressly agrees to, and agrees to comply with, all of the terms and conditions of Section 1.1 and Section 1.5 as if Buyer Parent were “Buyer” under such provisions.

12.11.4. In furtherance of the preceding Section 12.11.3, Buyer Parent hereby represents and warrants to Seller, as follows as of the Closing Date:

(a) Buyer Parent is a corporation duly incorporated and validly existing under the laws of Illinois.

(b) The execution, delivery, and performance by Buyer Parent of this Agreement are within Buyer Parent’s corporate powers, have been duly authorized by all necessary corporate action, and does not contravene (i) Buyer Parent’s organizational documents, (ii) any contractual restriction binding on or affecting Buyer Parent, or (iii) applicable Law.

(c) No authorization or approval by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, deliver and performance by Buyer Parent of this Agreement.

(d) There is no action, suit or proceeding now pending or, to the best of Buyer Parent’s knowledge, threatened against Buyer Parent before any court, administrative body or arbitral tribunal that could be reasonably likely to have a material adverse effect on Buyer Parent’s ability to perform its obligations under the Buyer Parent Guaranty.

(e) Buyer Parent has the financial capacity to pay and perform the Buyer Obligations under the Buyer Parent Guaranty, and all funds necessary for Buyer Parent to fulfill the Buyer Obligations under the Buyer Parent Guaranty shall be available to Buyer Parent for so long as the Buyer Parent Guaranty shall remain in effect in accordance with Section 12.11.3.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Purchase Agreement as of the date first above written.

BUYER:	3 BOYS FARM LLC

	By:	/s/ Charles Bachtell
	Name:	Charles Bachtell
	Title:	Chief Executive Officer

BUYER PARENT:	CRESCO U.S. CORP

	By:	/s/ Charles Bachtell
	Name:	Charles Bachtell
	Title:	Chief Executive Officer

SELLER:	COLUMBIA CARE FLORIDA LLC

	By:	/s/ David Hart
	Name:	David Hart
	Title:	President

SELLER PARENT:	COLUMBIA CARE LLC

	By:	/s/ David Hart
	Name:	David Hart
	Title:	Chief Executive Officer

Annex A

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or any mediator.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, manager or director of, or direct or indirect beneficial holder of at least 20% of any class of the Capital Stock of, such specified Person, (c) each Person that is managed by the same common group of executive officers, managers and/or directors as such specified Person, (d) if such specified Person is an individual, the members of the immediate family of such Person, (e) the members of the immediate family of each officer, manager, director or holder described in clause (b) above and (f) each Person of which such specified Person or an Affiliate (as defined in the foregoing clauses (a) through (e)) thereof directly or indirectly beneficially owns at least 20% of any class of Capital Stock at such time.

“Ancillary Agreements” means the Bill of Sale and each other document delivered in connection herewith.

“Business” means Seller’s historical and current business at the Lakeland Facility, including the business of (a) cultivating, processing, manufacturing, packaging, transferring and/or distributing cannabis and cannabis products at and from the Lakeland Facility or (b) marketing, selling or providing any other products or services at or from the Lakeland Facility which Seller provided, sold, engaged in, or was taking substantive steps towards providing, selling, or engaging in at any time during the two years prior to the Closing Date.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banks located in New York, New York are authorized or required by applicable Law to be closed.

“Cannabis” has the meaning ascribed to it or to the term “marijuana” or any similar term pursuant to applicable Law.

“Capital Stock” means any shares, interests, participations or other equivalents (howsoever designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or rights to purchase or otherwise acquire any of the foregoing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensation” means, with respect to any Person, all wages, salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Capital Stock), required to be made or that have been made directly or indirectly by Seller to such Person or Affiliates of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Purchased Assets and (b) the execution, delivery and performance of the Ancillary Agreements.

“Debt” means, with respect to the Seller as of the Closing, all Liabilities for any leased equipment included in the Purchased Assets including any unpaid interest, fees, penalties, premiums (including any prepayment premiums arising as a result of the consummation of the Contemplated Transactions).

“Deposit” means the $2,000,000 deposited into an escrow account referenced in the Term Sheet and pursuant to the Deposit Escrow Agreement.

“Deposit Escrow Agent” means Western Alliance Bank, an Arizona corporation.

“Deposit Escrow Agreement” means the Escrow Agreement, dated as of May 31, 2024, by and among Cresco Labs Inc., The Cannabist Company Holdings Inc., and the Deposit Escrow Agent.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, (c) a stock ownership, stock bonus, stock purchase, stock option, stock unit, restricted stock, phantom stock, stock appreciation right or other equity or equity-based plan or (d) any other employment, consulting, independent contractor, termination, severance, deferred compensation, retirement, welfare-benefit, bonus, incentive, profit-sharing, savings, retention, change-of-control, fringe-benefit, vacation, disability, death benefit, hospitalization, medical, noncompetition, nonsolicitation, restrictive covenant or other similar plan, program, agreement, policy or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, zoning restriction, right of first offer or first refusal, buy/sell agreement and any other restriction, encumbrance or covenant with respect to, or condition governing the use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of, any other attribute of ownership.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is, or at any relevant time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in regulations under Section 414(o) of the Code, any of which includes, or at the relevant time included, Seller.

“Florida Cannabis Laws” means the Cannabis establishment Laws of any jurisdiction within the State of Florida to which Seller is, or may at any time become, subject, including, without limitation, the Compassionate Use Act, as amended, and the rules and regulations adopted by OMMU or any other state or local government agency with authority to regulate any Cannabis establishment (or proposed Cannabis establishment).

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any federal, state, provincial or local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body; provided however that the term Governmental Authority shall not include any departments, agencies, subdivisions, or other tribunals of the United States federal government that have jurisdiction or authority with respect to U.S. Federal Cannabis Laws.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Sections 9.1 or 9.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Person against whom such claim is asserted under Sections 9.1 or 9.2, as the case may be.

“Indemnity Claim” means a claim for indemnification under Sections 9.1 or 9.2.

“Lakeland Facility” means the facility operated by Seller at 2700 Interstate Drive, Lakeland, FL 33805.

“Lakeland Facility Lease” means the Lease Agreement, dated as of October 30, 2018, assigned to Seller by that certain Assignment of Lease Agreement, dated as of June 13, 2024.

“Law” means any constitution, law (including common law), statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any Permit granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law other than the U.S. Federal Cannabis Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person, including whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, or whether due or to become due.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Purchased Assets or condition (financial or otherwise) of Seller which, when considered either individually or in the aggregate together with all other changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Purchased Assets or condition (financial or otherwise) of Seller.

“OMMU” means the State of Florida Department of Health Office of Medical Marijuana Use.

“Ordinary Course” means any action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) in the normal day-to-day operations of such Person.

“Permits” means, with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course and relating to amounts that are not yet due and payable, and (c) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, labor union, Governmental Authority or other entity of any kind.

“Protected Contact” means (a) any Person through which work was referred directly or indirectly to Seller, (b) any Person who purchased products or services from Seller or was called upon or solicited by Seller or with respect to whom Seller is active planning to make a proposal to provide products or services, and (c) any potential acquisition target identified by or known Seller, in the case of each of (a) through (c), at any time during the two years prior to the Closing Date.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller’s Knowledge” means the knowledge, after reasonable investigation, of David Hart, Jesse Channon, and Derek Watson.

“Seller Plan” means any Employee Plan as to which Seller sponsors, maintains, contributes or is obligated to contribute, or under which Seller (including any ERISA Affiliate) has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of Seller or the beneficiaries or dependents of any such Person who works at the Lakeland Facility or performs duties at the Business.

“Seller Transaction Expenses” means all costs, fees and expenses (including legal, accounting, investment banking, advisory, broker and similar costs, fees and expenses) of Seller incurred or committed to in connection with the Contemplated Transactions, including 50% of the costs and fees of the Deposit Escrow Agent.

“Service Provider” means any director, officer, employee, consultant, or independent contractor of Seller or its Affiliates.

“Straddle Period” means a taxable period starting on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Federal Cannabis Laws” means any applicable U.S. federal law, civil, criminal or otherwise, that prohibit or penalize, the advertising, cultivation, harvesting, production, distribution, sale and possession of Cannabis and/or related substances or products containing or relating to the same, and related activities, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

Schedule A

Purchased Assets

1.	All machinery, vehicles, equipment, grow module, and other tangible personal property located at the Lakeland Facility, including as set forth on Annex B.

2.	Computer hardware and software located at the Lakeland Facility;

3.	All furniture, fixtures, and security equipment located at the Lakeland Facility, and construction in process and tenant improvements made pursuant to the Lakeland Facility Lease;

4.	All leasehold interests in and to personal property leased to Seller located at the Lakeland Facility;

For the avoidance of doubt, the Purchased Assets set forth in items #1-4 above shall not include any assets listed on Annex C.

5.	The following contracts and agreements (the “Assigned Contracts”):

5.1. The Lakeland Facility Lease;

6.	The following Permits, to the extent transferable (the “Assigned Permits”):

6.1. Septic permits or proof of access to municipal sewer if no septic on site

6.2. Well permits or proof of access to municipal water if no well on site

6.3. Certificate of nursery registration from FLDACS

6.4. FLDACS Weighing and Measuring Device Permit

6.5. Florida Department of Environmental Protection – Storage Tank Registration

6.6. Florida Department of Health Radiation Machine Registration

6.7. All certificates of occupancy, certificates of use, business permits or business tax receipts or equivalents pertaining to the site, including the date issued and evidence regarding which portion(s) of the site they pertain to

6.8. City of Lakeland Building Inspection Division – gas, electrical, mechanical and plumbing permits.

6.9. City of Lakeland Building Inspection Division – Elevator certificate of operation.

6.10. Lakeland Fire Department – Sprinkler and Fire Alarm Permits

6.11. Any other required permits for equipment, if applicable

6.12. All GMP certificates issued pertaining to the site, including the date issued and evidence regarding which portion(s) of the site they pertain to.

7.

All claims and rights (and benefits arising therefrom) with or against all Persons related to the Purchased Assets, including all rights against suppliers under warranties and indemnities covering any Purchased Assets; and

8.	All claims, rights, causes of action, and suits that Seller may have against third parties in connection with the Assumed Liabilities.

Excluded Assets

1.

Organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, equity transfer books, blank stock or unit certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporate entity;

2.	The Seller’s books and records, including, without limitation, the Seller’s tax returns and business and financial records.

3.	The Seller’s cannabis license to operate in the State of Florida;

4.	All machinery and equipment set forth on Annex C.

5.	The rights of Seller under this Agreement;

6.	All rights to Tax refunds and credits of Seller or any of its Affiliates;

7.	Seller’s cash and cash equivalents;

8.	The Seller Plans and any assets of the Seller Plans; and

9.

All contracts listed on Schedule 2.9 of the Disclosure Schedule. Notwithstanding the foregoing, Purchaser, may in its sole discretion between the date of this Agreement and the Closing, deliver written notice to Seller indicating its intent to acquire any contract listed on Schedule 2.9 of the Disclosure Schedule. Such contracts shall then become Purchased Assets.